Exhibit 16.1

June 30, 2014

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re: Breitling Energy Corporation (Commission File No. 001-50541)

We have read the statements that we understand Breitling Energy Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Rothstein Kass
Rothstein Kass